Exhibit 10.5.7
KNOWLES CORPORATION
2014 EQUITY AND CASH INCENTIVE PLAN
NONEMPLOYEE DIRECTOR DEFERRAL PROGRAM

1.	Purpose of Program
The purpose of this Nonemployee Director Deferral Program (the “Program”), adopted and administered under the Knowles Corporation 2014 Equity and Cash Incentive Plan (the “Incentive Plan”), is to enable nonemployee directors of Knowles Corporation (the “Company”) to elect to defer the receipt of shares of common stock of the Company (“Common Stock”) payable to them for their service on the Board of Directors of the Company (the “Board”).

2.	Administration of Program
The Program shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have the power and authority to administer, construe and interpret the Program, to make rules for administering the Program and to make changes in such rules.

3.	Participation
All Nonemployee Directors shall be eligible to participate in the Program. The term “Nonemployee Director” means a member of the Board who, at the time of performance of the services relevant to payment under the Incentive Plan, is not an employee of the Company or any of its subsidiaries.

4.	Election to Defer Payment Date of Shares
(a)    Initial Year of Service. Prior to the time at which a Nonemployee Director commences his or her service on the Board, such Nonemployee Director may elect to defer the receipt of 100% of the shares of Common Stock to be granted by the Company for services to be performed by the Nonemployee Director in the calendar year in which such service commences.
(b)    Subsequent Years. A Nonemployee Director may elect to defer the receipt of 100% of the shares of Common Stock to be granted by the Company for services performed in any subsequent calendar year by submitting a deferral election during the open enrollment period prior to the first day of such calendar year.
(c)    Changing Deferral Elections. An election made by a Nonemployee Director shall be irrevocable for the calendar year to which it applies and shall continue in effect for subsequent calendar years unless the Nonemployee Directors submits a new deferral election or terminates his or her previous deferral election prior to the first day of such subsequent year.

5.	Deferred Stock Unit Account
(a)    Deferred Stock Units. Each share of Common Stock deferred by a Nonemployee Director pursuant to Section 4 shall be converted into a deferred stock unit (a “Deferred Stock Unit”), which shall be credited to an account established on behalf of such Nonemployee Director (an “Account”). Each Deferred Stock Unit represents the right to receive one share of Common Stock at the time determined in accordance with Section 6 of this Program.

(b)    Dividend Equivalents. As of the record date for each normal cash dividend, if any, payable with respect to shares of Common Stock, a dividend equivalent shall be credited to the Account of each Nonemployee Director in an amount equal to the cash dividend that would have been paid on the number of Deferred Stock Units then credited to such Account if such Deferred Stock Units were issued and outstanding shares of Common Stock. Such dividend equivalents shall be paid in cash, without interest or earnings, at the time that shares of Common Stock are distributed in settlement of the related Deferred Stock Units, in accordance with Section 6 of this Program.

6.	Timing of Payment
Upon the earliest to occur of (i) the date of a Nonemployee Director’s separation from service on the Board, (ii) an anniversary of the grant date elected by the Nonemployee Director at the time such Nonemployee Director made his or her deferral election for such year, which may not be less than one year or more than 15 years after the grant date, and (iii) a change in control event, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall (A) issue to such Nonemployee Director a share of Common Stock for each Deferred Stock Unit credited to such Nonemployee Director’s Account maintained under this Program and (B) make a cash payment to such Nonemployee Director in an amount equal to the dividend equivalents credited to the Nonemployee Director’s Account.

7.	Limitations and Conditions
(a)    Shares issued under the Program shall be granted pursuant to the Incentive Plan or any successor thereto. The terms of this Program and the awards deferred hereunder are subject to the terms and conditions of the Incentive Plan, which are hereby incorporated herein in their entirety and made a part of this Program. Unless otherwise indicated, any capitalized term used but not defined herein has the meaning ascribed to such term in the Incentive Plan.
(b)    Nothing contained herein shall be deemed to create the right in any Nonemployee Director to remain a member of the Board, to be nominated for reelection or to be reelected as such or, after ceasing to be such a member, to receive any shares of Common Stock under the Program to which he or she is not already entitled with respect to any year.

8.	Stock Adjustments
In the event of any change in the Common Stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in the capital structure of the Company, if all or substantially all the assets of the Corporation are transferred to any other corporation in a reorganization, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Common Stock (excepting normal cash dividends) that has a material effect on the fair market value of shares of Common Stock, appropriate adjustments shall be made by the Committee in the number of Deferred Stock Units credited to each Account maintained under this Program.

9.	Amendment and Termination
The Board shall have the power to amend or terminate the Program at any time, subject to stockholder approval requirements under applicable laws.

10.	Miscellaneous
(a)    Severability. If any provision of the Program is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Program, and the Program will be construed and enforced as if the illegal or invalid provision had not been included.

(b)    Requirements of Law. The issuance of payments under the Program will be subject to all applicable laws, rules, and regulations, and to any approvals required by any governmental agencies or national securities exchanges.
(c)    Unfunded Status of the Program. The Program is intended to constitute an unfunded plan. With respect to any payments not yet made to a Nonemployee Director by the Company, nothing contained herein will give any rights to a Nonemployee Director that are greater than those of a general creditor of the Company.
(d)    Section 409A. The provisions of this Program shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If the Company determines that any amounts payable hereunder may be taxable to the Nonemployee Director under Section 409A of the Code, the Company may (i) adopt such amendments to the Program and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Program and/or (ii) take such other actions as the Company determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that neither the Company nor any of its affiliates nor any other person or entity shall have any liability to any Nonemployee Director with respect to the tax imposed by Section 409A of the Code.
(e)    Governing Law. The Program will be construed in accordance with and governed by the laws of the State of Delaware, determined without regard to its conflict of law rules.

11.	Effective Date
The Program shall be effective as of February 28, 2014.